CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is entered into as of 11/5/2011 by and between CHRISTOPHER L. COWGER ("Consultant”) and ENERDEL, INC., a Delaware corporation (“Company”), with respect to the following facts:

RECITALS

A.           Consultant has represented to Company that Consultant is an expert in the field of consultancy for which Consultant is being retained.

B.           Company desires to obtain the consulting services of Consultant, and Consultant desires to provide such services, subject to the terms and conditions set forth herein.

NOW, THEREFORE, the parties do hereby agree as follows:

1.           Consulting Services.  Consultant is hereby retained as a consultant to Company to provide consulting services as requested by the Company from time to time.  Consultant will provide services at such location as Consultant and Company agree for a term commencing on November 14, 2011 and continuing for a period of twelve (12) months (the “Term”), unless earlier terminated as provided herein.

2.           Consulting Fees.  In consideration of Consultant's services to be rendered hereunder, the Company shall pay Consultant the sum of $33,333.34 per month (the “Fee”).  All work by Consultant for Company must be requested by Company in advance of such work.  Consultant shall receive the fee each month during the Term whether or not services are provided.

3.           Confidentiality. Consultant acknowledges that in performing this Agreement, Consultant will comply with the Nondisclosure and Inventions Agreement between the Executive and the Company attached hereto as Exhibit A (as amended, the “Inventions Agreement”), the Confidentiality Agreement between the Executive and the Company attached hereto as Exhibit B (as amended, the “Confidentiality Agreement”) and the covenants set forth in Section 4 of this Agreement  collectively with the Inventions Agreement and the Confidentiality Agreement, the “Restrictive Covenants”).

4.           Covenants.

(a)           Litigation and Regulatory Cooperation. During and after the Term, the Consultant shall reasonably cooperate at no out-of-pocket expense with the Company and all of its subsidiaries and affiliates (including its and their outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future claims or actions which relate to events or occurrences that transpired while the Consultant was employed by the Company. The Consultant’s cooperation as identified above in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Term, the Consultant also shall reasonably cooperate at no out-of-pocket expense with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Consultant was employed by the Company. The Company shall reimburse the Consultant for any and all out-of-pocket expenses that are incurred in connection with the Consultant’s performance of obligations pursuant to this Section 4(a) after receipt of documentation evidencing such expenditure(s).

(b)           Disparagement. During and after the Term for a period of 30 months, the parties hereunder agree not to make any disparaging statements concerning the other or any of their respective subsidiaries, assigns, spouses, heirs, companies, affiliates or current or former officers, directors, shareholders, employees or agents (collectively, “Non-Disparagement Parties”). The parties further agree not to take any actions or conduct themselves in any way that would reasonably be expected to affect adversely the reputation or good will of the other party or any of their respective Non-Disparagement Parties. The parties further agree that neither of them shall voluntarily provide information to or otherwise cooperate with any other individual or other entity that is contemplating or pursuing litigation against any of the other party or any of their respective Non-Disparagement Parties; provided, however, that any party may participate in or otherwise assist in any investigation or inquiry conducted by the EEOC, SEC or any other applicable government agency or any litigation or proceeding between them. These non-disparagement obligations shall not in any way affect the parties’ obligation to testify truthfully in any legal proceeding.

(c)           Inventions Agreement and Confidentiality Agreement. In consideration for the Company’s undertakings under this Agreement, the Consultant has and will execute and abide by the terms of the Inventions Agreement and the Confidentiality Agreement, which are appended hereto as Exhibit A and the terms of which are incorporated by reference. The Consultant acknowledges that the terms of the Inventions Agreement and the Confidentiality Agreement are reasonable and necessary to safeguard confidential information and inventions and to protect the Company’s goodwill with its customers and that the terms of the Inventions Agreement and the Confidentiality Agreement are reasonable in duration and geographic scope, given the worldwide nature of the Company’s business.

(d)           Non-Competition and Non-Solicitation. In order to protect the confidential information, business, and goodwill of the Company, and due to the special, unique and extraordinary services provided by the Consultant, the Consultant agrees that, during the Consultant’s employment, and for a period of six (6) months after separation from employment, the Consultant will not, on behalf of any person or entity other than the Company, directly or indirectly:

i.           in a competitive capacity and in or from the geographic area in which the Company operates, own, manage, control, finance, operate or participate in the ownership, management or operation of, or act as an agent, consultant, or be employed with, any business engaged in the development, production, marketing, sale or servicing of rechargeable, lithium-ion batteries and/or battery systems for energy storage (the “Competitive Business”); provided, however, after the Date of Termination the Consultant may be employed by or serve on the board of directors of any entity who engages in the Competitive Business as long as (A) the revenue generated by the entity and related to the Competitive Business is less than 5% of the total revenue of such entity and (B) the Consultant has no involvement in such entity’s Competitive Business. The Consultant further agrees that the Consultant will not assist in the research and development of products where such research and development would be aided by the confidential information learned in the course of the Consultant’s employment with the Company or which compete with those products or services of the Competitive Business;

ii.           provide or offer to provide products or services that compete with the Company’s products or services of the Competitive Business to: (A) any customer of the Company; (B) any customer of the Company with whom the Consultant has had contact in furtherance of the provision of or the offer to provide Company products or services or over which the Consultant has had responsibility during the last two years of employment; (C) any prospective customer with whom the Consultant has had contact (either directly or indirectly) in furtherance of the provision of or the offer to provide Company products or services or over which the Consultant had  responsibility during the Consultant’s last two years of employment; or (D) any customer or prospective customer about whom the Consultant has obtained confidential information; (iii) request or advise any customer of the Company, or any person or entity having business dealings with the Company, to withdraw, curtail, or cease such business with the Company; or (iv) encourage, solicit, induce, or attempt to encourage, solicit or induce any other employee, agent or representative of the Company to leave his/her employment (or terminate his/her relationship) with the Company or hire or attempt to hire for any competitor or other person, in a competitive or any other business, any person who is an employee, agent or representative of the Company at such time (or who was an employee, agent or representative of the Company at any time within the preceding 180 days).

The parties expressly agree that the terms of this Section 4(d) are reasonable, enforceable, and necessary to protect the Company’s interests and to prevent unfair competition by the Consultant. The parties further agree that the restricted period of time set forth herein (i.e., six (6) months) is a material term of this Agreement and that the Company is entitled to the Consultant’s compliance with these terms during that full period of time. Therefore, the Consultant agrees that the restricted period of time will be tolled during any period of noncompliance and that if the Company is required to seek injunctive relief or other relief, the restricted period of time set forth herein will not commence until the Consultant is in compliance with this Section 4(d). The Consultant also agrees that this Section 4 (d) does not affect the Consultant’s ability to earn a livelihood.

(e)           Return of Property. As soon as possible in connection with any termination of the Consultant’s employment under this Agreement, the Consultant shall return to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of computer data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). The Consultant shall also commit to deleting and finally purging, to the extent possible, any duplicates of files or documents that may contain Company information from any computer or other device that remains the Consultant’s property after any Date of Termination.

(f)           Injunction. The Consultant agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Consultant of the Consultant’s obligations under this Section 4, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Consultant agrees that if the Consultant breaches, or proposes to breach, any provision of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

(g)           Survival. Notwithstanding anything herein to the contrary, this Section 4 shall survive indefinitely the termination of the Consultant’s employment and/or the termination or expiration of this Agreement.

5.           Ownership of Work.

(a)           Consultant  covenants and agrees that all information including, without limitation, Confidential Information and trade secrets developed or discovered by Consultant in connection with the performance of his duties hereunder shall remain the sole and exclusive property of the Company, and Consultant hereby assigns to the Company all of his right, title and interest in and to the same.

(b)           All business ideas, concepts, inventions, improvements and developments made or conceived by Consultant, either solely or in collaboration with others, during the period of Consultant’s Consulting Agreement hereunder and relating to the business of the Company or to any business or product the Company is considering entering or developing, shall become and remain the exclusive property of the Company, its successors and assigns. Consultant will promptly disclose in writing to the Company all such ideas, concepts, inventions, improvements and developments, and will cooperate fully in confirming, protecting and obtaining legal protection of the Company’s ownership rights.

6.           Independent Contractor.

(a)           Nothing in this Agreement is intended, and nothing in this Agreement shall be construed, at any time to create the relationship of employer and employee, or principal and agent, between Company and Consultant. Consultant shall be an independent contractor at all times during the term of this Agreement.  Consultant shall be free to exercise Consultant’s own initiative, judgment and discretion as to how best to perform Consultant’s duties under this Agreement, and Consultant shall have discretion as to Consultant’s working methods, hours and means of operation.  Company shall not direct or control Consultant with respect to such matters.

(b)           Consultant understands and agrees that:  (i) Consultant shall not be, and shall not be treated as, an employee of the Company for any purpose, including, without limitation, the Federal Insurance Contributions Act, the Social Security Act, any unemployment statute, income tax withholding and other applicable Laws (including, without limitation, those pertaining to workers' compensation, unemployment compensation and state income tax withholding); (ii) Consultant is solely responsible for and will pay directly all federal, state and local taxes imposed on Consultant in connection with performance under this Agreement; and (iii) Consultant shall not be entitled to receive any benefits provided by Company or any affiliate of Company to employees of Company or any affiliate of Company, notwithstanding any re-characterization of Consultant’s Consulting Agreement status by any government agency or court.

(c)           Consultant shall not have the authority to bind Company or any of its affiliates to any contract or other obligation, except to the extent such authority is expressly granted to Consultant by Company in a separate written instrument.

7.           No Conflicts. Consultant represents and warrants to Company that neither the execution by Consultant of this Agreement or performance hereunder will violate or conflict with any agreement to which Consultant is a party or is bound.  Consultant shall not disclose to Company any confidential or proprietary information of any third party which is subject to an obligation of confidentiality.

8.           Remedies Upon Breach.  In the event of any breach of this Agreement by Consultant, Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to enjoin Consultant from violating any of the terms of this Agreement, to enforce the specific performance by Consultant of any of the terms of this Agreement, and to obtain damages, or any such remedy; and nothing herein contained shall be construed to prevent such remedy or combination of remedies as Company may elect to invoke.  The failure of Company to promptly institute legal action upon any breach of this Agreement shall not constitute a waiver of that or any other breach hereof.

9.           Settlement and Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled exclusively by arbitration in accordance with the laws of the State of Florida by three arbitrators, one of whom shall be appointed by the Company, one by the Consultant and the third by the first two arbitrators.  If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in New York, New York.  Such arbitration shall be conducted in New York, New York in accordance with the Employment Dispute Resolutions Rules of the American Arbitration Association, except with respect to the selection of arbitrations which shall be as provided in this Section 8.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  This Section 8 shall be specifically enforceable.  Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

10.           Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce the terms of Section 8 or any other provision of this Agreement, the parties hereby consent to and designate the jurisdiction and venue of New York, New York as being proper and appropriate (“New York Courts”).  Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) waives, and agrees not to plead or to make, any claim that any such action or proceeding brought in New York Courts has been brought in an improper or inconvenient forum; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

11.           Miscellaneous.

(a)           Governing Law. This is a New York contract and shall be construed under and be governed in all respects by the laws of the State of New York, without giving effect to the conflict of laws principles of such State.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Second Circuit.

(b)           Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.  Email correspondence does not constitute a writing for purposes of this provision.

(c)           Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.  Consultant shall not be entitled to assign any of Consultant's rights or obligations under this Agreement.

(d)           Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the engagement of Consultant by Company.

(e)           Survival. This Agreement shall commence on 11/14/2011 and remain in effect for six (6) months unless earlier terminated by mutual written agreement of the parties or in the event Consultant breaches the terms of that certain Separation Agreement and General Release between the parties, of even date herewith (“Release”).  In the event Consultant breaches the Release, or the Company has a claim or cause of action, in law or in equity, against Consultant arising out of or in connection with his relationship with the Company in any capacity, the Company shall terminate this Agreement effective as of the date of written notice thereof to Consultant.  Consultant's obligations under paragraphs 3, 4, 5, 6 and 7 shall survive the termination of this Agreement and the consulting services provided hereunder.

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

ENERDEL

By:	/s/ Tom Snyder

Title:	Chairman of the Board

Dated:	11.5.2011

/s/ Christopher Cowger
CHRISTOPHER L. COWGER

SSN:

Dated:	11.3.2011